Exhibit 4.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 7th day of August, 2009, by and between ARTISTdirect, Inc., a Delaware corporation (the “Company”), and Dimitri Villard Revocable Living Trust (the “Investor”).

Subject to the terms and conditions set forth herein, the Company desires to sell and the Investor desires to purchase from the Company, pursuant to and in accordance with the terms of this Agreement, shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) at a price of $0.01 per share.

1.                                       Purchase and Sale of Common Stock.

1.1                                 Sale and Purchase.  Subject to the terms and conditions of this Agreement, Investor agrees to purchase, and the Company agrees to sell and deliver to Investor, 500,000 shares (the “Shares”) of the Common Stock at a purchase price of $.01 per share, for an aggregate purchase price of $5,000.00 (the “Purchase Price”).

1.2                                 Closing.  The closing of the purchase and sale of the Shares (the “Closing”) will take place at such time and place as the Company and the Investor mutually agree orally or in writing.

2.                                       Representations and Warranties of the Company.

The Company hereby represents and warrants to the Investor that:

2.1                                 Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

2.2                                 Authorization.  All corporate action on the part of the Company, its officers, directors and stockholders, necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of the Company hereunder has been taken.  This Agreement and the transactions contemplated hereunder constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.                                       Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company that:

3.1                                 Authorization.  The Investor has full power and authority to enter into this Agreement, and this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2                                 Disclosure of Information.  The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares.  The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the business, assets, prospects, financial condition, results of operations and properties of the Company.  The foregoing, however, does not limit or modify the representations and warranties of the Company contained herein or the right of the Investor to rely thereon.

3.3                                 Investment Experience.  The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the purchase of the Shares.

3.4                                 Accredited Investor.  The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D, under the Securities Act of 1933, as presently in effect.  The Investor is acquiring the Shares for investment for its own account only, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, except as may be permitted by applicable law.

4.                                       Miscellaneous.

4.1                                 Survival of Warranties.  The representations, warranties and covenants of the Company and of the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

4.2                                 Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon the respective successors and assigns of the parties (including transferees of any Securities).  Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3                                 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience of reference only, and are not to be considered in construing or interpreting this Agreement.

4.4                                 Notices.  Unless otherwise provided in this Agreement, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

4.5                                 Amendments and Waivers. Any term of this Agreement may be amended, waived or modified if in writing and signed by the Company and the Investor.

4.6                                 Severability.  If any provision of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.7                                 Governing Law.  This Agreement will be interpreted in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. It is the intention of the parties that the laws of the State of California relating to contracts made in, and to be performed within, such State, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

4.8                                 Waiver of Jury Trial.  Each signatory to this Agreement hereby waives its respective right to a jury trial of any permitted claim or cause of action arising out of this Agreement, any of the transactions contemplated hereby, or any dealings between any of the signatories hereto relating to the subject matter of this Agreement or any of the transactions contemplated hereby.  The scope of this waiver is intended to encompass any and all disputes that relate to the subject mater of this Agreement or any of the transactions contemplated hereby, including, without limitation, contract claims, tort claims, and all other common law and statutory claims.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this Agreement, any of the transactions contemplated hereby or to any other document or agreement relating to the transactions contemplated hereby.

4.9                                 Representation by Counsel.  Each party hereto represents and agrees with the other that it has been represented by, or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officer (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.  The parties to this Agreement participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring either party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

4.10                           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.11                           Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants except as specifically set forth herein or therein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ARTISTDIRECT, INC.

Dated:	August 7th 2009	By:	\s\ Rene’ Rousselet

		Its:	Cheif Accounting Officer
		Address:	1601 Cloverfield Blvd., Suite 400 S Santa Monica CA 90404

[INVESTOR]

Dated:	August 7th 2009	By:	\s\ Dimitri Villard

		Its:	Trustee
Address:
Dimitri Villard Revocable Living Trust